Smart-tek Communications, Inc. Successfully Completes Parkwest I and Two Parkwest Building Contracts

CORTE MADERA, Calif.--(BUSINESS WIRE)—June 13, 2005--Royce Biomedical, Inc. (OTCBB:RYBO - News) announced today that its operating subsidiary Smart-tek Communications Inc. (SCI), has successfully completed the construction work under a security/surveillance contract for the Parkwest I and Two Parkwest Buildings. The value of the contract was in excess of CDN$280,000.00.

Both Parkwest I and Two Parkwest projects are owned and developed by Concord Pacific Group Inc., a major International Developer with a significant presence in North America.  Parkwest I and Two Parkwest are part of North America's largest master-planned community, Concord Pacific Place, sited along the waterfront shores of False Creek in downtown Vancouver, British Columbia.

Parkwest I consists of a total of 173 condos; Two Parkwest consists of 175 condos.  SCI provided proximity access controls, suite security systems, digital close circuit video and elevator controls for both projects.

Complete details of Concord Pacific Place can be viewed at http://www.concordpacific.com

SCI, in business since 1997, is a market leader in integrated security, voice and data communication systems and specializing in the design, sale, installation and service of CCTV, access control, intercom and communication systems. SCI provides seamless integration of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a leading security and low voltage systems provider in the Greater Vancouver area, currently supplying over 45% of new construction projects in the downtown core alone.

Perry Law, President of SCI commented, "We are very pleased to have completed these projects on time and on budget.

SCI’s current projects include over 20 hi-rise projects comprising approximately 2,500 units, and an additional 6 commercial and government projects. SCI clients include 911 emergency call centers, municipal and federal law enforcement agencies, municipalities, utilities, airports, property developers and general contractors both national and international.

More information about Royce can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Royce Biomedical, Inc.

Royce Biomedical, Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc.  Smart-tek Communications, Inc. is the company’s initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Royce's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-KSB and its most recent quarterly report on Form 10-QSB for the quarter ended March 31, 2005 for further information and factors that may affect Royce's business and results of operations. Royce Biomedical, Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

CONTACT: Royce Biomedical, Inc. Donald Gee, 415-738-8887 rybo_ir@yahoo.com